Exhibit 10.1

FOURTH AMENDMENT TO POST-PETITION CREDIT AGREEMENT

          This FOURTH AMENDMENT TO POST-PETITION CREDIT AGREEMENT, dated as of May 21, 2004 (this "Amendment"), is made among WESTPOINT STEVENS INC., a Delaware corporation and Chapter 11 debtor-in-possession ("WPS"), WESTPOINT STEVENS INC. I, a Delaware corporation and Chapter 11 debtor-in-possession ("WPSI"), J. P. STEVENS & CO., INC., a Delaware corporation and Chapter 11 debtor-in-possession ("JPS"), J. P. STEVENS ENTERPRISES, INC., a Delaware corporation and Chapter 11 debtor-in-possession ("JPSE"), and WESTPOINT STEVENS STORES INC., a Georgia corporation and Chapter 11 debtor-in-possession ("WPSS") (WPS, WPSI, JPS, JPSE and WPSS each is referred to hereinafter as a "Borrower" and collectively as the "Borrowers"), the financial institutions from time to time parties to the Credit Agreement (as hereinafter defined) (such financial institutions, together with their respective successors and assigns, are referred to hereinafter each individually as a "Lender" and collectively as the "Lenders"), BANK OF AMERICA, N.A., in its capacity as administrative and collateral agent for the Lenders (together with its successors in such capacity, the "Administrative Agent"), and WACHOVIA BANK, NATIONAL ASSOCIATION, in its capacity as syndication agent for the Lenders (in such capacity, the "Syndication Agent" and collectively with Administrative Agent, the "Agents").

Recitals:

          Borrowers, Lenders and Agents are parties to a certain Post-Petition Credit Agreement dated as of June 2, 2003, as amended by a First Amendment to Post-Petition Credit Agreement dated as of June 26, 2003, a Second Amendment to Post-Petition Credit Agreement and First Amendment to Security Agreement dated as of September 25, 2003 and a Third Amendment to Post-Petition Credit Agreement dated as of September 25, 2003 (as so amended, the "Credit Agreement"), pursuant to which Lenders have made certain revolving credit loans to and issued various letters of credit for Borrowers.

          The parties desire to amend the Credit Agreement in certain respects as hereinafter set forth, including, without limitation, by amending the terms on which Borrowers may sell or otherwise dispose of certain real property and fixed assets and Administrative Agent may release its liens and security interests in such property.

          NOW, THEREFORE, for TEN DOLLARS ($10.00) in hand paid and other good and valuable consideration, the receipt and sufficiency of which are hereby severally acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1. Definitions. All capitalized terms used in this Amendment, unless otherwise defined herein, shall have the meaning ascribed to such terms in the Credit Agreement.

2. Amendments to Credit Agreement. The Credit Agreement is hereby amended as follows:

(a) By adding the following new definitions of "De Minimis Asset Sale Order" and "Permitted Asset Disposition" to Annex A to the Credit Agreement in the appropriate alphabetical order:

          "De Minimis Asset Sale Order" means the Order Pursuant to 11 U.S.C. sections 105(a), 363 and 554(a) Approving Expedited Procedures for Sale of De Minimis Assets and Abandonment of Certain Property, which was entered by the Court on or about August 14, 2003, as the same may be amended from time to time.

          "Permitted Asset Disposition" means (i) the abandonment or donation pursuant to the De Minimis Asset Sale Order of unused Real Estate or obsolete or unused Equipment or supplies, in each case, having a book value of less than $250,000 (provided that Administrative Agent has not delivered written notice of its objection to any such abandonment or donation), or (ii) a sale of Real Estate or Equipment that satisfies each of the following conditions:

          (A) in the case of Equipment, such Equipment is obsolete, is no longer used or useful or is reasonably anticipated by Borrowers not to be used or useful in the future as a result of the implementation of Borrowers' long-term business plan, so long as such business plan (or the implementation thereof) would not otherwise be violative of the Credit Agreement;

          (B) in the case of Real Estate, such Real Estate is no longer used or useful or is reasonably anticipated by Borrowers not to be used or useful in the future as a result of the implementation of Borrowers' long-term business plan, so long as such business plan (or the implementation thereof) would not otherwise be violative of the Credit Agreement;

(C) the terms of such sale were negotiated by Borrowers in good faith and on an arms-length basis;

          (D) promptly after Borrowers' receipt of sales proceeds from any such sale, Borrowers remit such proceeds to the Person (if any) entitled to receive such proceeds under the Final Financing Order, the Final Pre-Petition Lender Protection Order and the DIP Financing Documents;

(E) the purchase price is payable in cash;

(F) during the period between January 1, 2004 and December 31, 2004, (1) if the aggregate gross sales price of Equipment and Real Estate sold during such period (including the Equipment or

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Real Estate that Borrowers propose to sell) is greater than $1,000,000 but is less than or equal to $10,000,000, no Default or Event of Default exists (or would exist as a result of such sale), unless such Default or Event of Default has been waived in accordance with this Agreement or the Majority Lenders consent in writing to such sale irrespective of the existence of such Default or Event of Default, (2) if the aggregate gross sale price of Equipment and Real Estate sold during such period (including the Equipment or Real Estate that Borrowers propose to sell) is greater than $10,000,000 but is less than or equal to $15,000,000, Borrowers have obtained the prior written consent of Majority Lenders to such sale and its terms, and (3) if the aggregate gross sale price of Equipment and Real Estate sold during such period (including the Equipment or Real Estate that Borrowers propose to sell) exceeds $15,000,000, Borrowers have obtained the prior written consent of Lenders to such sale and its terms;

          (G) during the period between January 1, 2005 and the last day of the DIP Term, (1) if the aggregate gross sales price of Equipment and Real Estate sold during such period (including the Equipment or Real Estate that Borrowers propose to sell) is greater than $1,000,000 but is less than or equal to $5,000,000, no Default or Event of Default exists (or would exist as a result of such sale), unless such Default or Event of Default has been waived in accordance with this Agreement or the Majority Lenders consent in writing to such sale irrespective of the existence of such Default or Event of Default, (2) if the aggregate gross sale price of Equipment and Real Estate sold during such period (including the Equipment or Real Estate that Borrowers propose to sell) is greater than $5,000,000 but is less than or equal to $10,000,000, Borrowers have obtained the prior written consent of Majority Lenders to such sale and its terms, and (3) if the aggregate gross sale price of Equipment and Real Estate sold during such period (including the Equipment or Real Estate that Borrowers propose to sell) exceeds $10,000,000, Borrowers have obtained the prior written consent of Lenders to such sale and its terms; and

          (H) promptly (but in any event, within five (5) Business Days) after the closing of any such sale, Borrowers have delivered to Administrative Agent, in form and substance satisfactory to Administrative Agent, an accounting of the disposition of the proceeds of such sale and a certification that Borrowers have complied with subclauses (A) through (G) hereof and otherwise containing such other representations, warranties or certifications as Administrative Agent may require; provided, however, that with respect to the sale, pursuant to the terms of the De Minimis Asset Sale Order of Equipment or Real Estate having a sales price of less than $250,000, the certification and accounting to be delivered

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pursuant to this subclause (H) shall be delivered by Borrowers within ten (10) Business Days after Borrowers are required to file quarterly reports of such sales with the Court pursuant to the De Minimis Asset Sale Order.

(b) By deleting subclause (iii) from Section 7.9 of the Credit Agreement and by inserting in lieu thereof a new subclause (iii) as follows: "and (iii) Permitted Asset Dispositions."

(c) By deleting subsection (a) from Section 12.11 of the Credit Agreement and by inserting in lieu thereof the following new Section 12.11(a):

             (a)          The Lenders hereby irrevocably authorize the Administrative Agent, at its option and in its sole discretion, to release any Administrative Agent's Liens upon any Collateral (i) upon the termination of the Commitments and Full Payment of all Loans and reimbursement obligations in respect of Letters of Credit and Credit Support, and the termination of all outstanding Letters of Credit (whether or not any of such obligations are due) and all other Obligations; (ii) constituting property being sold or disposed of in a Permitted Asset Disposition or otherwise in compliance with Section 7.9 if the Borrowers certify to the Administrative Agent that the sale or disposition is made in compliance with Section 7.9 (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry); (iii) constituting property leased to a Borrower under a lease which has expired or been terminated in a transaction permitted under this Agreement; or (iv) constituting Net Proceeds required to be remitted to or shared with the Pre-Petition Lenders pursuant to the Pre-Petition Lender Protection Orders. Except as provided above, the Administrative Agent will not release any of the Administrative Agent's Liens without the prior written authorization of the Lenders. Upon request by the Administrative Agent or the Borrowers at any time, the Lenders will confirm in writing the Administrative Agent's authority to release any Administrative Agent's Liens upon particular types or items of Collateral pursuant to this Section 12.11.

          3.          Ratification and Reaffirmation. Borrowers hereby ratify and reaffirm the Obligations, each of the DIP Financing Documents and all of Borrowers' covenants, duties, indebtedness and liabilities under the DIP Financing Documents.

          4.          Representations and Warranties. Borrowers represent and warrant to Agents and Lenders, to induce Agents and Lenders to enter into this Amendment, that the execution, delivery and performance of this Amendment have been duly authorized by all requisite corporate action on the part of Borrowers and this Amendment has been duly executed and delivered by Borrowers; and all of the representations and warranties made by Borrowers in the Credit Agreement are true and correct on and as of the date hereof.

          5.          Expenses of Administrative Agent. In consideration of the Agents' and the Lenders' willingness to enter into this Amendment and modify the terms of the Loan Agreement as set forth herein, Borrowers jointly and severally agree to pay on demand, all costs and expenses incurred by the Administrative Agent in connection with the preparation, negotiation, execution and

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Effectiveness of this Amendment and any other documents or instruments executed pursuant hereto and any and all amendments, modifications, and supplements thereto, including, without limitation, the reasonable costs and fees of the Administrative Agent's legal counsel.

          6.          Additional Covenants. Promptly after this Amendment becomes effective, Borrowers shall cause their attorneys to file with the Court notice of the entry of this Amendment in accordance with the terms of the Final Financing Order and any other orders of the Court.

          7.          Effectiveness. This Amendment shall become effective as of the date first written above, upon receipt by the Administrative Agent of at least 12 original counterparts of this Amendment, duly executed and delivered by the Borrowers, the Lenders and the Administrative Agent.

8. Governing Law. This Amendment shall be governed by and construed in accordance with the internal laws of the State of New York.

9. No Court Approval. The parties do not believe that Court approval of all or any part of this Amendment is required by the terms of the Final Financing Order.

         10.         No Novation, etc. Except as otherwise expressly provided in this Amendment, nothing herein shall be deemed to amend or modify any provision of the Credit Agreement or any of the other DIP Financing Documents, each of which shall remain in full force and effect. This Amendment is not intended to be, nor shall it be construed to create, a novation or accord and satisfaction.

         11.         Counterparts; Telecopied Signatures. This Amendment may be executed in any number of counterparts and by different parties to this Amendment on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement. Any signature delivered by a party by facsimile transmission shall be deemed to be an original signature hereto.

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         IN WITNESS WHEREOF, the parties have entered into this Amendment on the date first above written.

BORROWERS: WESTPOINT STEVENS INC., a Delaware corporation By: /s/ Lester D. Sears

Name: Lester D. Sears Title: Senior Vice President-Finance and Chief Financial Officer

WESTPOINT STEVENS INC. I, a Delaware corporation By: /s/ Lester D. Sears

Name: Lester D. Sears Title: President

J.P. STEVENS & CO., INC., a Delaware corporation By: /s/ Lester D. Sears

Name: Lester D. Sears Title: President

J.P. STEVENS ENTERPRISES, INC., a Delaware corporation By: /s/ Lester D. Sears

Name: Lester D. Sears Title: President

WESTPOINT STEVENS STORES INC., a Georgia corporation By: /s/ Lester D. Sears

Name: Lester D. Sears Title: Vice President

AGENTS: Bank of America, N.A., as Administrative Agent By: /s/ Sherry Lail

Name: Sherry Lail Title: Senior Vice President

wachovia bank, national association, as Syndication Agent By: /s/ Katherine A. Harkness

Name: Katherine A. Harkness Title: Director

LENDERS: Bank of America, N.A. By: /s/ Sherry Lail

Name: Sherry Lail Title: Senior Vice President

WACHOVIA BANK, NATIONAL ASSOCIATION By: /s/ Katherine A. Harkness

Name: Katherine A. Harkness Title: Director

WEBSTER BUSINESS CREDIT CORPORATION (f/k/a Whitehall Business Credit Corporation) By: /s/ Alan F. McKay

Name: Alan F. McKay Title: Vice President

PNC BANK, NATIONAL ASSOCIATION By: /s/ Scott Goldstein

Name: Scott Goldstein Title: Vice President

LOAN FUNDING IV LLC By: /s/ Mark Okada

Name: Mark Okada Title: Chief Investment Officer Highland Capital Management, L.P.

WELLS FARGO FOOTHILL, LLC By: /s/ Brad Engel

Name: Brad Engel Title: Assistant Vice President

THE CIT GROUP/COMMERCIAL SERVICES, INC. By: /s/ William H. Skidmore

Name: William H. Skidmore Title: Vice President

GENERAL ELECTRIC CAPITAL CORPORATION By: /s/ William Magee

Name: William Magee Title: Duly Authorized Signatory

AMSOUTH BANK By: /s/ Donald Schwartz (attorney-in-fact)

Name: Donald Schwartz Title: EVP

FLEET CAPITAL CORPORATION By: /s/ Robert G. Rose, III

Name: Robert G. Rose, III Title: EVP